                                                                    NEWS RELEASE

(CORUS LOGO)          3959 N. Lincoln Ave.
                      Chicago, IL 60613
                      (773) 832-3088
                      www.corusbank.com
                      MEMBER FDIC

FOR IMMEDIATE RELEASE                                      FOR MORE INFORMATION:
OCTOBER 18, 2004                                                      Tim Taylor
                                                         Chief Financial Officer

                                                                   (773)832-3470
                                                   E-mail: ttaylor@corusbank.com

                            CORUS BANKSHARES REPORTS
                             THIRD QUARTER EARNINGS

Chicago, Illinois - Corus Bankshares Inc. (NASDAQ: CORS). Corus reports 2004 third quarter earnings of $28.2 million, or $0.98 per diluted share, compared to $16.5 million, or $0.57 per diluted share, in the third quarter of 2003, an increase of 71%. Year-to-date, earnings are $70.7 million, or $2.45 per diluted share versus $41.6 million or $1.45 per diluted share in the prior year, an increase of 70%. While we had significant security gains during 2004, even without those security gains our 2004 earnings were still up by 13% and 27%, respectively, for the three and nine months ended September 30, 2004.

"I am pleased to announce that as of September 30, 2004, Corus' total assets exceeded $4 billion. This is quite a milestone for us and is an accomplishment of which we are all very proud," said Robert J. Glickman, President and Chief Executive Officer. "In addition, with third quarter earnings of $28.2 million, we are reporting our second best quarter ever.

I am also happy to report the tremendous growth in our commercial real estate portfolio as commitments under commercial real estate loans grew from just over $4 billion last quarter to nearly $5 billion as of September 30, 2004. Our commercial real estate department continues to perform exceptionally well highlighted by originations of $2.3 billion in loans in nine months. With the potential for an additional $1.2 billion of originations in the fourth quarter, full year originations could reach $3.5 billion, our highest year ever.

This tremendous growth has been achieved while maintaining the level of loan quality that our shareholders have come to expect. I'm happy to report that we once again had no commercial real estate charge-offs this quarter. In addition, we have not had a single commercial real estate charge-off in over four years and only de minimus charge-offs over the last ten years. This is yet another achievement of which we are particularly proud.

Finally, in spite of our tremendous loan growth we never take our eye off the bottom line. We continue to watch our costs very closely as reflected by our year-to-date efficiency ratio of just 34%, among the best in the industry."

(CORUS LOGO)

Corus Bankshares, Inc. is a bank holding company headquartered in Chicago, Illinois. Corus Bank, N.A. has eleven branches in the Chicago metropolitan area. In addition to various deposit products, Corus specializes in commercial real estate lending.


This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as "may," "intends," "expects," "anticipates," "estimates," "projects," "targets," "forecasts," "seeks," or "attempts" or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that might cause Corus' actual results to differ materially include, but are not limited to, the following:

         - the general state of the economy and, together with all aspects of Corus' business that are affected by changes in the economy, the impact that changes in rates have on Corus' net interest margin;

         - Corus' ability to continue its strong loan originations and, in turn, its ability to increase the commercial real estate loan portfolio;

         - Corus' ability to access and maintain cost-effective funding to support marginal loan growth;

         - Corus ability to limit losses associated with nonperforming loans;

         - changes in management's estimate of the adequacy of the allowance for loan losses;

         - the impact of competitors' pricing initiatives on loan and deposit products; and

         - changes in the laws, regulations and policies governing financial services companies.

Corus undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this release. Additional information that could affect the Company's financial results is included in the Company's 2003 Annual Report, Forms 10-K, 10-Q and 8-K on file with the Securities and Exchange Commission.

                                      # # #

(CORUS LOGO)

SUMMARY FINANCIAL DATA (Unaudited)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                                   2004            2003(1)          2002
---------------------------------------------                                   ----            -------          ----
 FOR THE THREE MONTHS ENDED SEPTEMBER 30:
   Net income                                                              $    28,157      $    16,468      $    14,490
   Basic earnings per share                                                       1.01             0.59             0.51
   Diluted earnings per share                                                     0.98             0.57             0.51
   Average earning assets                                                    3,939,102        2,978,074        2,548,766
   Net interest income (fully taxable equivalent)                               36,561           33,165           24,774
   Noninterest income (without securities gains/losses)                          3,350            3,612            4,725
   Net operating revenue (2)                                                    39,911           36,777           29,499
   Cash dividends declared per common share                                      0.313            0.250            0.080
   Net interest margin (fully taxable equivalent)                                 3.71%            4.45%            3.89%
   Return on equity (ROE)                                                        19.9%            12.9%            12.2%
   Return on assets (ROA)                                                         2.8%             2.1%             2.2%
   Efficiency ratio (3)                                                          32.2%            35.5%            37.8%
FOR THE NINE MONTHS ENDED SEPTEMBER 30:
   Net income                                                              $    70,668      $    41,553      $    38,781
   Basic earnings per share                                                       2.53             1.48             1.37
   Diluted earnings per share                                                     2.45             1.45             1.36
   Average earning assets                                                    3,748,880        2,714,714        2,552,298
   Net interest income (fully taxable equivalent)                              110,213           89,117           75,473
   Noninterest income (without securities gains/losses)                         10,332           10,926           12,020
   Net operating revenue (2)                                                   120,545          100,043           87,493
   Cash dividends declared per common share                                      0.938            0.580            0.238
   Net interest margin (fully taxable equivalent)                                 3.92%            4.38%            3.94%
   Return on equity (ROE)                                                         16.9%            11.2%            11.1%
   Return on assets (ROA)                                                          2.4%             2.0%             2.0%
   Efficiency ratio (3)                                                           34.3%            38.3%            40.2%
CAPITAL RATIOS AT SEPTEMBER 30:
   Leverage (Tier 1 capital to quarterly average assets)                         17.54%           18.70%           16.94%
   Tier 1 risk-based capital (Tier 1 capital to risk-adjusted assets)            16.18%           17.68%           18.08%
   Total risk-based capital (Tier 1+Tier 2 capital to risk-adjusted
     assets)                                                                     19.66%           19.80%           20.09%
   Common equity to total assets                                                 13.74%           15.57%           17.99%
COMMON STOCK DATA AT SEPTEMBER 30:
   Market price per common share                                           $     43.13    $       26.74    $       21.91
   Common shareholders' equity per share                                         20.67            18.49            16.59
   Shares outstanding at end of period                                          27,866           28,082           28,256

Reflects a 100% stock dividend on December 15, 2003.

(1) 2003 data restated due to the impact of the adoption of Statement of Financial Accounting Standards No. 123.

(2) Fully taxable equivalent net interest income plus noninterest income, excluding securities gains/losses.

(3) Noninterest expense less goodwill amortization, divided by net operating revenue.

(CORUS LOGO)

CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              (UNAUDITED)                             (UNAUDITED)
                                                              -----------                             -----------
                                                              SEPTEMBER 30         DECEMBER 31        SEPTEMBER 30
(DOLLARS IN THOUSANDS)                                           2004                 2003               2003(1)
----------------------                                           ----                 ----               -------
ASSETS
Cash and due from banks - noninterest-bearing                  $   91,405          $   63,524          $   59,580
Federal funds sold                                              1,230,500             682,000             752,200
Securities:
   Available-for-sale, at fair value
     Common stocks at the Bank Holding Company                    204,162             188,844             164,519
     Other securities                                              56,565             244,062             144,867
   Held-to-maturity, at amortized cost                             11,111              11,744               6,597
                                                               ----------          ----------          ----------
     Total Securities                                             271,838             444,650             315,983
Loans, net of unearned discount                                 2,587,885           2,433,771           2,185,711
   Less: Allowance for loan losses                                 37,677              36,448              36,145
                                                               ----------          ----------          ----------
     Net Loans                                                  2,550,208           2,397,323           2,149,566
Premises and equipment, net                                        25,868              26,313              26,885
Accrued interest receivable and other assets                       17,568              25,497              25,830
Goodwill, net of accumulated amortization                           4,523               4,523               4,523
                                                               ----------          ----------          ----------
TOTAL ASSETS                                                   $4,191,910          $3,643,830          $3,334,567
                                                               ==========          ==========          ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:

   Noninterest-bearing                                         $  247,962          $  227,960          $  229,804
   Interest-bearing                                             3,055,474           2,618,442           2,414,977
                                                               ----------          ----------          ----------
     Total Deposits                                             3,303,436           2,846,402           2,644,781
Other borrowings                                                    1,092              36,403              36,547
Long-term debt - subordinated debentures                          255,158             172,500              92,500
Accrued interest payable and other liabilities                     56,344              42,345              41,463
                                                               ----------          ----------          ----------
TOTAL LIABILITIES                                               3,616,030           3,097,650           2,815,291

SHAREHOLDERS' EQUITY
Common stock, surplus and retained earnings                       522,961             484,472             472,727
Net unrealized gains on available-for-sale securities              52,919              61,708              46,549
                                                               ----------          ----------          ----------
TOTAL SHAREHOLDERS' EQUITY                                        575,880             546,180             519,276
                                                               ----------          ----------          ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                     $4,191,910          $3,643,830          $3,334,567
                                                               ==========          ==========          ==========

(1) September 30, 2003 data restated due to the impact of the adoption of Statement of Financial Accounting Standards No. 123.

-----------------
(CORUS LOGO)


CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                                                                        THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                           SEPTEMBER 30                SEPTEMBER 30
                                                                           ------------                ------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                            2004         2003(1)       2004         2003(1)
---------------------------------------------                            ----         -------       ----         -------
Interest, loan fees, and dividend income                              $ 53,614      $ 43,887      $154,674      $121,064
Interest expense                                                        17,650        11,260        46,285        33,511
                                                                      --------      --------      --------      --------
     NET INTEREST INCOME                                                35,964        32,627       108,389        87,553
                                                                      --------      --------      --------      --------
Provision for loan losses                                                   --            --            --            --
                                                                      ========      ========      ========      ========
     NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                35,964        32,627       108,389        87,553
                                                                      ========      ========      ========      ========
NONINTEREST INCOME:
     Service charges on deposit accounts                                 2,711         2,973         8,563         8,895
     Securities gains/(losses), net                                     16,527         1,634        30,416         2,299
     Other income                                                          639           639         1,769         2,031
                                                                      --------      --------      --------      --------
        Total noninterest income                                        19,877         5,246        40,748        13,225
                                                                      --------      --------      --------      --------
NONINTEREST EXPENSE:
     Salaries and employee benefits                                      8,978         8,622        28,270        25,094
     Net occupancy                                                         852         1,113         2,775         3,132
     Data processing                                                       382           679         2,082         1,999
     Depreciation - furniture & equipment                                  438           404         1,149         1,174
     Other expenses                                                      2,201         2,249         7,125         6,954
                                                                      --------      --------      --------      --------
        Total noninterest expense                                       12,851        13,067        41,401        38,353
                                                                      --------      --------      --------      --------
Income before income taxes                                              42,990        24,806       107,736        62,425
Income tax expense                                                      14,833         8,338        37,068        20,872
                                                                      --------      --------      --------      --------
NET INCOME                                                            $ 28,157      $ 16,468      $ 70,668      $ 41,553
                                                                      ========      ========      ========      ========
EARNINGS PER COMMON SHARE:
     Basic                                                            $   1.01      $   0.59      $   2.53      $   1.48
     Diluted                                                          $   0.98      $   0.57      $   2.45      $   1.45
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING        28,780        28,845        28,812        28,658
                                                                      ========      ========      ========      ========

Reflects a 100% stock dividend on December 15, 2003.

(1) 2003 data restated due to the impact of the adoption of Statement of Financial Accounting Standards No. 123.

(CORUS LOGO)

AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN (Unaudited)

                                                                                THREE MONTHS ENDED SEPTEMBER 30:
                                                                                --------------------------------
                                                                         2004                                   2003
                                                                         ----                                   ----
                                                                                     AVERAGE                              AVERAGE
                                                               AVERAGE    INTEREST    YIELD/      AVERAGE      INTEREST    YIELD/
(DOLLARS IN THOUSANDS)                                         BALANCE     AND FEES    COST       BALANCE      AND FEES     COST
----------------------                                         -------     --------    ----       -------      --------     ----
ASSETS
Earning Assets:
   Liquidity management assets (1)                          $ 1,344,136   $  5,402     1.61%     $   717,572   $  2,920     1.63%
   Common stocks at the Bank Holding Company (2)                203,768      2,086     4.10%         164,637      1,860     4.52%
   Loans, net of unearned income (3)                          2,391,198     46,723     7.82%       2,095,865     39,645     7.57%
                                                            -----------   --------               -----------   --------
     Total earning assets                                     3,939,102     54,211     5.50%       2,978,074     44,425     5.97%
Noninterest-earning assets:
   Cash and due from banks -- noninterest bearing                81,886                               77,292
   Allowance for loan losses                                    (37,252)                             (35,990)
   Premises and equipment, net                                   25,997                               27,130
   Other assets, including goodwill                              18,488                               28,530
                                                            -----------                          -----------
     Total assets                                           $ 4,028,221                          $ 3,075,036
                                                            ===========                          ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits -- interest-bearing:
   Money market deposits                                    $ 1,288,655   $  6,651     2.06%     $   967,965   $  3,806     1.57%
   Brokered certificates of deposit                             531,971      3,514     2.64%         427,321      3,490     3.27%
   Retail certificates of deposit                               667,523      3,875     2.32%         422,518      2,473     2.34%
   NOW deposits                                                 247,298        719     1.16%         198,783        436     0.88%
   Savings deposits                                             167,389        208     0.50%         168,727        211     0.50%
                                                            -----------   --------               -----------   --------
     Total interest-bearing deposits                          2,902,836     14,967     2.06%       2,185,314     10,416     1.91%
   Other borrowings                                              30,480        268     3.51%          40,418        267     2.64%
   Long-term debt - subordinated debentures                     209,774      2,415     4.60%          54,348        577     4.25%
                                                            -----------   --------               -----------   --------
     Total interest-bearing liabilities                       3,143,090     17,650     2.25%       2,280,080     11,260     1.98%
Noninterest-bearing liabilities and shareholders' equity:
   Noninterest-bearing deposits                                 259,597                              240,759
   Other liabilities                                             58,416                               42,143
   Shareholders' equity                                         567,118                              512,054
                                                            -----------                          -----------
     Total liabilities and shareholders' equity             $ 4,028,221                          $ 3,075,036
                                                            ===========                          ===========
Interest income and loan fees/average earning assets        $ 3,939,102   $ 54,211     5.50%     $ 2,978,074   $ 44,425     5.97%
Interest expense/average interest-bearing liabilities       $ 3,143,090     17,650     2.25%     $ 2,280,080     11,260     1.98%
                                                            -----------   --------     ----      -----------   --------     ----
Net interest spread                                                       $ 36,561     3.25%                   $ 33,165     3.99%
                                                                          ========     ====                    ========     ====
Net interest margin                                                                    3.71%                                4.45%
                                                                                       ====                                 ====

(1) Liquidity management assets include federal funds sold and securities held at the subsidiary bank.

         Interest income on securities includes a tax equivalent adjustment of $11,000 and $9,000 for 2004 and 2003, respectively.

(2) Dividends on the common stock portfolio include a tax equivalent adjustment of $571,000 and $509,000 for 2004 and 2003, respectively.

(3) Interest income on tax-advantaged loans includes a tax equivalent adjustment of $16,000 and $20,000 for 2004 and 2003, respectively. Unremitted interest on nonaccrual loans is not included in the amounts. Includes net interest income derived from interest rate swap contracts.

(CORUS LOGO)

AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN (Unaudited)

                                                                            NINE MONTHS ENDED SEPTEMBER 30:
                                                                            -------------------------------
                                                                          2004                               2003
                                                                          ----                               ----
                                                                                  AVERAGE                              AVERAGE
                                                          AVERAGE      INTEREST    YIELD/       AVERAGE    INTEREST     YIELD/
(DOLLARS IN THOUSANDS)                                    BALANCE      AND FEES     COST        BALANCE    AND FEES      COST
----------------------                                    -------      --------     ----        -------    --------      ----
ASSETS
Earning Assets:
   Liquidity management assets (1)                       $1,162,441    $ 13,085     1.50%     $  658,545    $  9,645     1.95%
   Common stocks at the Bank Holding Company (2)            199,223       6,403     4.29%        153,262       5,380     4.68%
   Loans, net of unearned income (3)                      2,387,216     137,010     7.65%      1,902,907     107,603     7.54%
                                                         ----------    --------               ----------    --------
        Total earning assets                              3,748,880     156,498     5.57%      2,714,714     122,628     6.02%
Noninterest-earning assets:
   Cash and due from banks -- noninterest bearing            84,194                               75,115
   Allowance for loan losses                                (36,910)                             (36,147)
   Premises and equipment, net                               26,182                               27,661
   Other assets, including goodwill                          29,501                               26,101
                                                         ----------                           ----------
        Total assets                                     $3,851,847                           $2,807,444
                                                         ==========                           ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits -- interest-bearing:
   Money market deposits                                 $1,241,287    $ 17,274     1.86%     $  932,518    $ 11,666     1.67%
   Brokered certificates of deposit                         561,182      10,633     2.53%        320,129      10,601     4.42%
   Retail certificates of deposit                           527,143       8,707     2.20%        403,391       8,005     2.65%
   NOW deposits                                             242,923       1,984     1.09%        161,518         756     0.62%
   Savings deposits                                         168,179         625     0.50%        166,716         980     0.78%
                                                         ----------    --------               ----------    --------
        Total interest-bearing deposits                   2,740,714      39,223     1.91%      1,984,272      32,008     2.15%
   Other borrowings                                          48,181         812     2.25%         41,786         894     2.85%
   Long-term debt - subordinated debentures                 192,605       6,250     4.33%         19,332         609     4.20%
                                                         ----------    --------               ----------    --------
        Total interest-bearing liabilities                2,981,500      46,285     2.07%      2,045,390      33,511     2.18%
Noninterest-bearing liabilities and shareholders'
   equity:
   Noninterest-bearing deposits                             252,222                              229,049
   Other liabilities                                         61,811                               36,592
   Shareholders' equity                                     556,314                              496,413
                                                         ----------                           ----------
        Total liabilities and shareholders' equity       $3,851,847                           $2,807,444
                                                         ==========                           ==========

Interest income and loan fees/average earning assets     $3,748,880    $156,498     5.57%     $2,714,714    $122,628     6.02%
Interest expense/average interest-bearing liabilities    $2,981,500      46,285     2.07%     $2,045,390      33,511     2.18%
                                                         ----------    --------     ----      ----------    --------     ----
Net interest spread                                                    $110,213     3.50%                   $ 89,117     3.84%
                                                                       ========     ====                    ========     ====
Net interest margin                                                                 3.92%                                4.38%
                                                                                    ====                                 ====

(1) Liquidity management assets include federal funds sold and securities held at the subsidiary bank.

         Interest income on securities includes a tax equivalent adjustment of $25,000 and $26,000 for 2004 and 2003, respectively.

(2) Dividends on the common stock portfolio include a tax equivalent adjustment of $1.8 million and $1.5 million for 2004 and 2003, respectively.

(3) Interest income on tax-advantaged loans includes a tax equivalent adjustment of $47,000 and $66,000 for 2004 and 2003, respectively. Unremitted interest on nonaccrual loans is not included in the amounts. Includes net interest income derived from interest rate swap contracts.

(CORUS LOGO)

NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Corus. The related net interest margin represents net interest income as a percentage of the average earning assets during the period.

For the three and nine months ended September 30, 2004, Corus' net interest income grew to $36.0 million and $108.4 million, respectively, compared to $32.6 million and $87.6 million for the same periods in 2003. These increases are attributable primarily to increases in average loans outstanding. Another factor contributing to the growth in net interest income was the increase in loan fee income to $10.4 million and $29.7 million, respectively, for the three and nine months ended September 30, 2004, compared to $7.8 million and $21.4 million in 2003.

For the three and nine months ended September 30, 2004, Corus' net interest margin decreased by 74 and 46 basis points, respectively, compared to the prior year. The decrease is primarily the result of Corus' increase in deposits in advance of anticipated loan growth. While providing Corus with additional liquidity, this had a negative impact on the net interest margin.

NONINTEREST INCOME

For the three and nine months ended September 30, 2004, noninterest income increased by $14.6 million and $27.5 million, respectively, compared to the prior year. The increase mainly resulted from higher net securities gains, as described below.

Securities Gains/(Losses), net

For the three and nine months ended September 30, 2004, Corus recorded net securities gains of $16.5 million and $30.4 million, respectively, compared to gains of $1.6 million and $2.3 million in the same periods of 2003. The following details the net securities gains/(losses) by source:

                                                               THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                 SEPTEMBER 30                SEPTEMBER 30
                                                               ------------------          -----------------
(IN THOUSANDS)                                                 2004         2003          2004            2003
--------------                                                 ----         ----          ----            ----
   Gains on common stocks at Bank Holding Company           $ 15,930      $  2,759       $ 26,081      $ 10,074
   Trading account gains/(losses), net                           569           (56)         2,822          (389)
   Mark-to-market adjustments on non-hedge derivatives            28        (1,069)         1,500         1,576
   Sales of securities at subsidiary bank                         --            --             13            --
   Charge for "other than temporary" impairment                   --            --             --        (8,962)
                                                            --------      --------       --------      --------
Total securities gains/(losses), net                        $ 16,527      $  1,634       $ 30,416      $  2,299
                                                            ========      ========       ========      ========

(CORUS LOGO)

Gains on common stocks at Bank Holding Company

Gains on common stocks at the Bank Holding Company relate to Corus' common stock portfolio of various financial industry companies. Gains or losses are recognized when either the investment is sold or when the company is acquired by another company. Several of the companies in which Corus holds investments have been, or will be, acquired in 2004. See the Common Stock Portfolio section for additional details.

Trading account gains/(losses), net

From time to time, the Bank trades Treasury securities, agency securities, and/or interest rate derivatives. For the three and nine months ended September 30, 2004, the Company realized net gains of $569,000 and $2.8 million, respectively, relating to this trading.

Mark-to-market adjustments on non-hedge derivatives

For the three and nine months ended September 30, 2004, the Bank recorded gains of $28,000 and $1.5 million, respectively, from mark-to-market adjustments on non-hedge derivatives. These adjustments resulted primarily from basis swaps held by Corus, which were sold in April 2004. Mark-to-market adjustments associated with the remaining non-hedge derivatives have been, and are expected to remain, immaterial.

Charge for "other than temporary" impairment

In the first quarter of 2003, Corus recorded a charge of $9.0 million related to "other than temporary" declines in value of certain common stocks held at the Bank Holding Company. It is important to point out that this charge was not as a result of the Company selling the associated stocks, but rather an accounting entry with no cash flow or tax implications. While we are required to report securities losses from these "other than temporary" declines in value, we are not allowed to report securities gains when those same securities recover in value unless the security is either sold or in some instances the underlying corporation is acquired.

NONINTEREST EXPENSE

For the three months ended September 30, 2004, noninterest expense declined slightly. A slight increase in salaries and benefits was more than offset by decreases in data processing and net occupancy. The decrease in data processing is attributable to the implementation of a new core data processing system in the second quarter of 2004. As previously disclosed, for all of 2004, total data processing expense is estimated to be approximately $2.5 million, a savings of $200,000 compared to 2003. Further savings are anticipated in the future with 2005 costs estimated to be $1.5 to $1.8 million.

For the nine months ended September 30, 2004, noninterest expense increased by $3.0 million compared to the prior year, primarily due to the increase in salaries and benefits expense of $3.2 million. The increase in salaries and benefits expense is largely attributable to increases in commission-based commercial loan officer compensation of $2.2 million. Due to the impact of a large accrual adjustment in the fourth quarter of 2003, the full year comparison of commercial loan officer compensation is expected to reflect an increase of $1.4 million compared to 2003. Salaries, other than those attributable to commercial loan officers, increased by $617,000 for the nine months ended September 30, 2004.

(CORUS LOGO)

COMMON STOCK PORTFOLIO

At September 30, 2004, Corus had investments in the common stocks of 28 financial industry companies with a current market value totaling $204.2 million, including net unrealized gains of $81.0 million. These investments are included in the available-for-sale classification. The following is a list of Corus' holdings as of September 30, 2004:

                                      TICKER                     MARKET    PERCENTAGE OF
            CORPORATION               SYMBOL    SHARES HELD       VALUE      PORTFOLIO
            -----------               ------    -----------       -----      ---------
(DOLLARS IN THOUSANDS)
   Amcore Financial Inc.               AMFI        142,500         4,044        2.0%
   Amsouth Bancorporation              ASO         466,015        11,371        5.6
   Associated Banc Corp.               ASBC        121,179         3,886        1.9
   Bank of America Corp.               BAC         670,594        29,057       14.2
   Bank of New York Co. Inc.            BK         100,000         2,917        1.4
   Banknorth Group Inc.                BNK          90,000         3,150        1.5
   BB&T Corp.                          BBT          33,736         1,339        0.7
   Citigroup Inc.                        C         225,000         9,927        4.9
   City National Corp.                 CYN          84,000         5,456        2.7
   Comerica Inc.                       CMA         339,300        20,138        9.9
   Commerce Bancshares Inc.            CBSH         28,491         1,370        0.7
   Compass Bancshares Inc.             CBSS        108,750         4,765        2.3
   First Source Corp.                  SRCE         18,992           487        0.2
   Fremont General Corp                FMT         650,000        15,048        7.4
   Hibernia Corp.                      HIB         154,200         4,072        2.0
   JP Morgan Chase & Co.               JPM         500,864        19,899        9.7
   MAF Bancorp Inc.                    MAFB        281,550        12,143        5.9
   Mellon Financial Corp.              MEL         100,000         2,769        1.4
   Mercantile Bankshares Corp.         MRBK         58,500         2,806        1.4
   Merrill Lynch & Co. Inc.            MER         132,000         6,563        3.2
   Morgan Stanley Dean Witter & Co.    MWD          82,000         4,043        2.0
   National City Corp.                 NCC          74,520         2,878        1.4
   Provident Bancshares Corp.          PBKS         43,757         1,468        0.7
   Regions Financial Corp.              RF         143,554         4,746        2.3
   South Trust Corp.                   SOTR        195,900         8,161        4.0
   SunTrust Banks Inc.                 STI          48,000         3,380        1.7
   US Bancorp                          USB         268,870         7,770        3.8
   Wachovia Corp.                       WB         223,840        10,509        5.1
                                                                --------      -----
Total                                                           $204,162      100.0%
                                                                ========      =====

(CORUS LOGO)

During the three and nine months ended September 30, 2004, Corus received dividends on the stock portfolio of $1.5 million and $4.6 million compared to $1.4 million and $3.9 million during the same periods of 2003. See noninterest income section for discussion of treatment of realized and unrealized gains and losses.

On April 1, 2004, Bank of America Corp. (BAC) acquired FleetBoston Financial Corp. (FBF) in a stock-for-stock transaction. Under the terms of the acquisition Corus received additional shares of BAC for its holdings of FBF shares. Corus' book basis in the FBF shares before the acquisition was $9.0 million whereas the market value of the newly received BAC shares on April 1, 2004 was $19.1 million. In order to comply with current accounting rules, Corus recorded the difference of $10.1 million as securities gains in the second quarter of 2004 and adjusted the book basis of the newly received BAC shares.

In the third quarter of 2004, two additional stock-for-stock transactions involving companies of which Corus owns stock were completed. JP Morgan Chase & Co. (JPM) acquired Bank One Corp. (ONE), which gave rise to a book gain of $3.0 million. Regions Financial Corp. (RF) acquired Union Planters Corp. (UPC), which caused a book gain of $1.3 million. It should be noted that gains from stock-for-stock transactions have neither a cash flow nor net tax impact; this is GAAP treatment for accounting for stock-for-stock acquisitions.

The remaining third quarter gain of $11.6 million was primarily due to the sale of Corus' investment in Charter One Financial Inc. (CF).

In the fourth quarter of 2004, Corus expects to report a gain from Wachovia Corp.'s (WB) announced plans to acquire South Trust Corp. (SOTR). Corus currently owns shares of both Wachovia and South Trust. Under the announced terms and at WB's price as of September 30, 2004, the acquisition would cause a book gain of $5.1 million.

LOAN PORTFOLIO

The following table details the composition of Corus' loan portfolio (excludes unfunded commitments):

                                           SEPTEMBER 30, 2004        DECEMBER 31, 2003         SEPTEMBER 30, 2003
(IN THOUSANDS)                              AMOUNT     PERCENT        AMOUNT      PERCENT       AMOUNT       PERCENT
                                            ------     -------        ------      -------       ------       -------
   Commercial real estate:
     Non-construction                     $1,124,251       44%      $1,207,015       50%      $1,162,101        53%
     Construction                          1,264,106       49        1,005,206       41          821,547        38
     Mezzanine                                59,697        2           53,790        2           47,590         2
                                          ----------      ---       ----------      ---       ----------       ---
   Total commercial real estate            2,448,054       95%       2,266,011       93%       2,031,238        93%
   Commercial                                 85,240        3           98,621        4           79,839         4
   Residential real estate and other          54,591        2           69,139        3           74,634         3
                                          ----------      ---       ----------      ---       ----------       ---
Total loans                               $2,587,885      100%      $2,433,771      100%      $2,185,711       100%
                                          ==========      ===       ==========      ===       ==========       ===

(CORUS LOGO)

Commercial Real Estate Lending

Commercial real estate loans are comprised of non-construction, construction, and mezzanine loans. The non-construction loans are of relatively short duration, rarely more than five years in length, and usually shorter. Some would call these "bridge" loans or "mini-perms", but the meaning of these labels is not standardized in the lending industry. These loans are fully funded, or nearly so, when the loan closes. Construction loans typically have maturities of 24 to 36 months and are funded throughout the term as construction progresses. Mezzanine loans are essentially second mortgage loans on commercial real estate projects, almost always subordinate to a Corus construction or non-construction loan (as opposed to a third party's). Interest rates charged for mezzanine loans are considerably higher than those charged for typical commercial real estate loans, but the loans also carry additional risk.

The following table is a summary of commercial real estate loans and unfunded commitments. Including commitments, the commercial real estate loan portfolio totals $4.9 billion.

                                                SEPTEMBER 30, 2004         DECEMBER 31, 2003          SEPTEMBER 30, 2003
(IN THOUSANDS)                                  AMOUNT      PERCENT         AMOUNT      PERCENT       AMOUNT      PERCENT
                                                ------      -------         ------      -------       ------      -------
Funded commercial real estate loans, net      $2,448,054        50%      $2,266,011        59%      $2,031,238        61%
Commitments:
   Loans - unfunded portion                    1,724,968        35        1,168,115        31        1,072,131        32
   Commitment letters                            712,249        14          375,865        10          189,375         6
   Letters of credit                              24,998         1           10,502        --           20,682         1
                                              ----------       ---       ----------       ---       ----------       ---
Total                                         $4,910,269       100%      $3,820,493       100%      $3,313,426       100%
                                              ==========       ===       ==========       ===       ==========       ===

While committed amounts are useful for period-to-period comparisons, caution should be used in attempting to use commitments as a basis for predicting future outstanding balances.

Commercial Real Estate Loans - Originations

Corus originated 66 loans with commitments aggregating $2.3 billion in the nine months of 2004, which doubles originations for the same period in 2003 of 54 loans aggregating $1.1 billion. To clarify, an origination occurs when a loan closes with the origination amount equaling Corus' full commitment under that loan. Since many of Corus' loans are for construction projects, the funds are often not drawn by the borrower at the closing but rather over an extended period of time. As a result, originations do not necessarily correspond to immediate increases in loans outstanding.

Commercial Real Estate Loans - Pay-offs

Total pay-offs in the nine months ended September 30, 2004 were $1.4 billion. This compares to total payoffs of $556 million in the same period of 2003. The timing of loan pay-offs is inherently difficult to predict.

(CORUS LOGO)

The following tables break out commercial real estate loans by size, property type, and location:

COMMERCIAL REAL ESTATE LOANS - BY SIZE
 (dollars in millions)

                                          AS OF SEPTEMBER 30, 2004
                                          ------------------------
                                                 TOTAL COMMITMENT(1)
                                      # OF       -------------------
                                     LOANS       AMOUNT             %
                                     -----       ------            --
$80 million and above                    9      $   861            18%
$60 million to $80 million              14          941            19
$40 million to $60 million              24        1,128            23
$20 million to $40 million              40        1,154            23
$1 million to $20 million               89          822            17
Less than $1 million                   138           30             1
Deferred fees/other discounts          N/A          (26)           (1)
                                       ---      -------           ---
   Total                               314      $ 4,910           100%
                                       ===      =======           ===

COMMERCIAL REAL ESTATE LOANS - BY PROPERTY TYPE
  (dollars in millions)

                                          AS OF SEPTEMBER 30, 2004
                                          ------------------------
                                                  TOTAL COMMITMENT(1)
                                       # OF       -------------------
                                      LOANS      AMOUNT             %
                                      -----      ------            --
Condominium                             88      $ 3,225            66%
Hotel                                   37          745            15
Rental apartment                        13          416             8
Office                                  14          391             8
Other                                   24          129             3
Loans less than $1 million             138           30             1
Deferred fees/other discounts          N/A          (26)           (1)
                                       ---      -------           ---
   Total                               314      $ 4,910           100%
                                       ===      =======           ===

(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

(CORUS LOGO)

COMMERCIAL REAL ESTATE LOANS - BY MAJOR METROPOLITAN AREA
  (dollars in millions)

                                              AS OF SEPTEMBER 30, 2004
                                              ------------------------
                                                      TOTAL COMMITMENT(1)
                                           # OF       -------------------
                                           LOANS      AMOUNT            %
                                           -----      ------            --
California:
   Los Angeles                               23      $   630            13%
   San Francisco                              8          277             6
   San Diego                                  8          177             3
   Sacramento                                 1           33             1
                                            ---      -------           ---
California Total                             40        1,117            23
Washington, D.C.(2)                          28          822            17
Miami                                        19          763            15
New York City                                20          724            15
Chicago                                      30          487            10
Chicago-Loans less than $1 million          130           27             1
Las Vegas                                     6          263             5
Atlanta                                       5          165             3
Texas:
   Houston                                    6          129             3
   Dallas                                     2           19            --
                                            ---      -------           ---
Texas Total                                   8          148             3
Other(3)                                     28          420             9
Deferred fees/other discounts               N/A          (26)           (1)
                                            ---      -------           ---
   Total                                    314      $ 4,910           100%
                                            ===      =======           ===

(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

(2)      Includes northern Virginia and Maryland loans.

(3)      No other metropolitan area exceeds three percent of the total.

(CORUS LOGO)

Commercial Real Estate Loans - Loans Pending

Finally, the following table presents a comparison of Corus' loans pending listed in descending order with respect to stage of completion. In other words, a prospective loan categorized as Commitment Accepted is essentially one step away from closing while a prospective loan classified as Discussion Pending is in its earliest stages.

COMMERCIAL REAL ESTATE LOANS PENDING
 (dollars in millions)

                            SEPTEMBER 30, 2004      DECEMBER 31, 2003       SEPTEMBER 30, 2003
                            ------------------      -----------------       ------------------
                            # OF    COMMITMENT      # OF    COMMITMENT      # OF    COMMITMENT
                            LOANS     AMOUNT        LOANS     AMOUNT        LOANS     AMOUNT
                            -----     ------        -----     ------        -----     ------
Commitment Accepted            7      $  360           3      $   94           5      $  120
Commitment Offered             9         352           6         282           4          69
Application Received          14         725           9         305          15         552
Application Sent Out           8         583           8         451           7         218
Term Sheet Issued             48       2,810          36       1,715          27       1,348
Discussion Pending             1          14           5         115           4         154
                              --      ------          --      ------          --      ------
   Total                      87      $4,844          67      $2,962          62      $2,461
                              ==      ======          ==      ======          ==      ======

In total, loans pending have increased significantly from both the most recent year-end and from a year ago. For perspective, for the loans pending at September 30, 2003, 90% of the loans that had reached the Application Received stage ultimately closed.

Other Lending

Commercial loans are primarily loans to Corus' customers in the check cashing industry. Balances fluctuate based on seasonal cash requirements and are generally secured by the equity of the check cashing operation.

With regard to the remaining portfolio, residential first mortgage and home equity loan balances continue to decline as the Bank implements plans to allow these portfolios to "run-off." Minimal new originations are expected.

(CORUS LOGO)

ASSET QUALITY

Nonperforming Assets

Nonperforming loans are nonaccrual loans, troubled debt restructurings and 90 days or more past due loans still accruing interest. The breakdown is shown below:

                                       SEPTEMBER 30      DECEMBER 31      SEPTEMBER 30
(IN THOUSANDS)                            2004               2003            2003
--------------                            ----               ----            ----
Total nonperforming loans:
   Nonaccrual                             $ 6,998          $ 7,896          $ 8,003
   Troubled debt restructurings             8,614            6,436           10,622
   Loans 90 days or more past due          11,109            1,236            1,673
                                          -------          -------          -------
Total nonperforming loans                  26,721           15,568           20,298
   Other real estate owned                    130               66              282
                                          -------          -------          -------
Total nonperforming assets                $26,851          $15,634          $20,580
                                          =======          =======          =======

Nonperforming loans/Total loans              1.03%            0.64%            0.93%
Nonperforming assets/Total assets            0.64%            0.43%            0.62%

Total nonperforming assets increased compared to December 2003 by $11.2 million to $26.9 million. The increase is primarily attributable to three loans that were over 90 days past due. Management believes these loans are well secured and no loss is expected.

Allowance for Loan Losses

A reconciliation of the activity in the allowance for loan losses is as follows:

                                             THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                SEPTEMBER 30                            SEPTEMBER 30
                                                ------------                            ------------
(IN THOUSANDS)                              2004                2003              2004                2003
--------------                              ----                ----              ----                ----
Balance at beginning of period          $    36,996        $    35,811        $    36,448        $    36,629
   Provision for loan losses                     --                 --                 --                 --
   Charge-offs                                 (106)              (558)              (534)            (2,842)
   Recoveries                                   787                892              1,763              2,358
                                        -----------        -----------        -----------        -----------
Balance at September 30                 $    37,677        $    36,145        $    37,677        $    36,145
                                        ===========        ===========        ===========        ===========
Loans at September 30                   $ 2,587,885        $ 2,185,711        $ 2,587,885        $ 2,185,711
                                        ===========        ===========        ===========        ===========
Allowance as a percentage of loans             1.46%              1.65%              1.46%              1.65%
                                        ===========        ===========        ===========        ===========

(CORUS LOGO)

Commercial Real Estate Loan Net (Charge-off) / Recovery - 10 Year History

(IN THOUSANDS)
PERIOD                                           NET (CHARGE-OFF)/RECOVERY
------                                           -------------------------
   2004 (YTD)                                            $  --
   2003                                                     --
   2002                                                     17
   2001                                                     10
   2000                                                     42
   1999                                                     62
   1998                                                    148
   1997                                                   (155)
   1996                                                    820
   1995                                                   (240)
                                                         -----
TOTAL NET RECOVERIES                                     $ 704
                                                         =====

Corus has had particularly impressive results with commercial real estate lending. In fact, we have actually had zero charge-offs in the past nineteen quarters, and de minimus charge-offs over the past 10 years.

FUNDING/LIQUIDITY

Corus' policy is to ensure the availability of sufficient funds to accommodate the needs of borrowers and depositors at all times. This objective is achieved primarily through the maintenance of liquid assets. Liquid assets are defined as federal funds sold and marketable securities that can be sold quickly without a material loss of principal.

The liquidity to fund loan commitments will first come from a combination of available liquidity, normal paydowns/payoffs of the existing loan portfolio, and net retail deposit growth. To the extent that total loans outstanding grow in excess of the aforementioned funding sources, management expects to supplement funding with the use of brokered certificates of deposit ("BRCD"). In order to avoid the liquidity risk of an overly significant portion of BRCD maturing during any given year, Corus works to have the BRCD maturities staggered, ranging from 1 to 7 years. To further mitigate liquidity risk, Corus' liquidity policy requires that the Bank hold more liquid assets as the level of BRCD increases. As of September 30, 2004, BRCD totaled $523 million. The Bank has established a BRCD limit such that BRCD will not exceed 41% of total deposits (i.e., retail deposits and BRCD). Based on current deposit levels, this implies a maximum amount of BRCD of $1.9 billion.

(CORUS LOGO)

OTHER BORROWINGS

On June 26, 2001, Corus entered into an agreement to borrow $70 million, consisting of a term note in the amount of $50 million and a revolving note line of credit in the amount of $20 million, both at an effective interest rate equal to LIBOR plus 150 basis points, adjusted quarterly. In the second quarter of 2004 Corus increased the revolving note line of credit to $50 million.

Corus had previously extended the maturity date on both notes to June 25, 2006. However, during the third quarter of 2004, Corus made a payment of $33 million to pay off and cancel the term note. With regard to the line of credit, as of September 30, 2004, there was no balance outstanding.

Corus expects to finalize plans in the fourth quarter to increase the revolving line of credit to $80 million. Terms remain essentially the same, however the interest rate is expected to decline to LIBOR plus 140 basis points.

LONG-TERM DEBT - SUBORDINATED DEBENTURES

Corus has formed seven wholly owned finance subsidiaries for the sole purpose of issuing Trust Preferred securities. The subsidiaries issued $247.5 million in Trust Preferred securities and Corus, in turn, issued subordinated debentures to the trusts in the amount of $255.2 million -- the difference being Corus' investment in the subsidiaries. The terms for both the Trust Preferred securities and the subordinated debentures are essentially identical. The instruments all mature 30 years from the issuance date and include interest rates ranging from LIBOR plus 2.22% to LIBOR plus 3.10%, resetting quarterly. Combined issuance fees totaled $1.6 million and are being amortized over the 30-year periods.

                                      # # #